Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "BIOMETRX, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF MAY, A.D. 2006, AT 3:04 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2123273 8100

060446706

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 4742471

DATE: 05-12-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:04 PM 05/11/2006
FILED 03:04 PM 05/11/2006
SRV 060446706 - 2123273 FILE

BIOMETRX, INC.

**CERTIFICATE OF CORRECTION FILED TO CORRECT
A CERTAIN ERROR IN THE
CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES A 5% CONVERTIBLE PREFERRED STOCK**

**PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW**

The undersigned, Mark Basile and Steven Kang, the Chief Executive Officer and Secretary, respectively, of bioMETRX, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

1. The name of the corporation is bioMETRX, Inc.

2. That a Certificate of Designation of Preferences, Rights and Limitations of Series A 5% Convertible Preferred Stock (the "Certificate") was filed with the Secretary of State of Delaware on April 26, 2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows: the dividend rate of the Certificate was inaccurately described in the first sentence of Section 3 a) of the Certificate.

4. The first sentence of Section 3 a) of the Certificate is hereby corrected and replaced in its entirety to read as follows:

> "a) Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum (subject to increase pursuant to Section 9(b)), payable quarterly after the Original Issue Date and on each Conversion Date (except that if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (each such date, a "Dividend Payment Date") in cash or duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a) or a combination thereof (the amount to be paid in shares of Common Stock, the "Dividend Share Amount")."

5. The name of the Certificate shall be corrected to read: "Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock"

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction this 11th day of May 2006.

/s/ Mark Basile
Name: Mark Basile
Title: President

/s/ Steven Kang
Name: Steven Kang
Title: Secretary